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                                                                     EXHIBIT 9.4

                             VOTING TRUST AGREEMENT

      THIS VOTING TRUST AGREEMENT (the "Agreement") is made and entered into this 31st day of December, 2001, by and among MR. MIGUEL A. ZUBIZARRETA and MRS. DENISE ZUBIZARRETA (collectively the "Shareholders"), who are holders of Common Shares, without par value (the "Common Shares"), of HYLAND SOFTWARE, INC., an Ohio corporation (the "Company"), and MR. ALFONSO ZUBIZARRETA (the "Voting Trustee"), as follows:

      1. Deposit of Shares: Shareholders hereby agree that they will forthwith and immediately deposit with the Voting Trustee the certificate or certificates for 63,500 of the Common Shares of the Company held by the Shareholders, together with proper assignment or assignments thereof in blank or to the Voting Trustee.

      2. Voting Trust Certificate: Upon the deposit with the Voting Trustee, by the Shareholders, of the certificate or certificates for the appropriate number of Common Shares held by them in the manner provided in Section 1, the Voting Trustee will promptly deliver to the Shareholders a voting trust certificate or certificates (the "Voting Trust Certificate or Certificates") in substantially the form attached hereto as Exhibit A, for the number of Common Shares so deposited by the Shareholders.

      3.    Transferability of Voting Trust Certificates; Investment
Representations: Voting Trust Certificates shall be transferable only as therein and herein provided, and any such transfers shall also be subject to the restrictions of the Shareholders' Agreement dated January 31, 2001, as amended, among the Company and certain of the holders of its outstanding shares of capital stock, including the Shareholders (the "Shareholders' Agreement"). Any transfers made in compliance with the preceding sentence shall vest in the transferee all rights and interests of the transferor in and under the Voting Trust Certificate or Certificates transferred and under this Agreement, and upon such transfer and the payment of all transfer taxes, if any, the Voting Trustee will deliver or cause to be delivered to the transferee a Voting Trust Certificate or Certificates for the same number of Common Shares of the Company as represented by the Voting Trust Certificate so transferred. Until such transfer, the Voting Trustee and the Company may treat the registered holder of a Voting Trust Certificate as the owner thereof for all purposes.

      4. Power and Authority of Voting Trustee: Legal title to all Common Shares of the Company deposited hereunder shall be vested in the Voting Trustee and may be transferred to the Voting Trustee or to his nominee or nominees on the books of the Company. The Voting Trustee shall have all right and power to exercise all voting and consent rights of such Common Shares in connection with any matter presented to the shareholders of the Company.

      5. Restriction Against Encumbrance: The Voting Trustee shall not sell, pledge, hypothecate, mortgage or place any lien or charge upon the Common Shares subject to this Agreement.

      6.    Dividends and other Distributions:

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            (a)   The registered holder of each Voting Trust Certificate shall be entitled, until distribution of the Common Shares represented thereby as hereinafter provided, to receive from time to time payments equal to the dividends or any other distributions with respect to such Common Shares, except for distributions by way of a share split or share dividend or other share distribution of certificates for Common Shares of the Company, if any, received by the Voting Trustee upon a like number of Common Shares as is specified in or represented by such Voting Trust Certificate.

            (b) The Voting Trustee may, in his discretion, from time to time, instead of receiving and distributing any dividend declared on the Common Shares subject hereto, authorize the Company to make payment thereof directly to the registered holders of the outstanding Voting Trust Certificates.

      7. Share Dividends: In case the Voting Trustee shall receive any share certificates of the Company issued by way of dividends upon Common Shares held by him under this Agreement or otherwise, the Voting Trustee shall hold such additional shares likewise subject to the terms of this Agreement, and shall issue Voting Trust Certificates representing such additional shares to those entitled thereto.

      8. Term: The voting trust created under this Agreement shall continue in full force and effect force until December 31, 2011 (or until such extended date as hereinafter provided); provided, however, the voting trust created under this Agreement (a) may be terminated at any time by the action of the Voting Trustee, or (b) shall be terminated immediately upon any termination of the Shareholders' Agreement in accordance with the terms thereof. On December 31, 2011 (or such earlier or later date as this Agreement is terminated), the Common Shares held by the Voting Trustee hereunder shall be distributed to the registered holders of Voting Trust Certificates upon presentation and surrender of Voting Trust Certificates therefor accompanied by properly executed transfers thereof to the Voting Trustee.

      9. Termination: If, on or after the termination of this Agreement, the Voting Trustee shall deposit with any trust company of the State of Ohio share certificates, properly endorsed, for the number of Common Shares of the Company represented by the Voting Trust Certificates outstanding, with authority in writing to the trust company to deliver all such share certificates in exchange for Voting Trust Certificates when and as surrendered for exchange as herein provided, then all further liability of the Voting Trustee for the delivery of share certificates in exchange for Voting Trust Certificates, or otherwise hereunder, shall cease and determine.

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      10.   Certain Relationships of the Voting Trustee: The Voting Trustee may
act as, and receive compensation as, an employee, director, officer, agent or member of any committee of the Company or any controlled subsidiary or affiliated company, or be otherwise associated therewith; and he, or any firm of which he may be a member, or any corporation or association of which he may be a shareholder, director or officer, or any firm, corporation or association in which he may be otherwise directly or indirectly interested, may to the extent permitted by law, and without liability in any way or under any circumstances by reason thereof, contract with the Company or with any controlled subsidiary or affiliated company, or have or acquire a pecuniary interest in any matter or transaction to which the Company or any controlled subsidiary or affiliated company may be a party or in which the Company or any controlled subsidiary or affiliated company may in any way be concerned, as fully as though he were not the Voting Trustee. The Voting Trustee may be interested in the Common Shares or any other shares of capital stock of, or otherwise interested in, the Company.

      11. Voting of Shares: In voting the Common Shares deposited hereunder or otherwise acting hereunder, the Voting Trustee shall exercise his best judgment in the interests of the Company to the end that its affairs shall be properly managed, and its interests shall be properly promoted, but the Voting Trustee assumes no responsibility in respect thereto or for any action taken or omitted to be taken by him as permitted under this Agreement.

      12.   Successor to Voting Trustee:

            (a) The Voting Trustee may at any time resign by delivering to the Company his resignation in writing to take effect ten (10) days thereafter. In case of the death, resignation or inability to act (through mental or physical incapacity) of any Voting Trustee, a successor Voting Trustee shall be appointed by the resigning Voting Trustee or, in the case of death or inability to act, by the Company.

            (b) Any successor Voting Trustee appointed in accordance with the foregoing shall from the time of such appointment be deemed a Voting Trustee hereunder, and shall have all the estate, title, rights and powers of a Voting Trustee hereunder, and all acts shall be done and all instruments shall be executed which shall be necessary or reasonably requested for the purpose of effecting such succession and of constituting such successor Voting Trustee at the time of his appointment one of the owners of record of all of the Common Shares deposited or held hereunder.

      13. Exoneration, Compensation and Expenses: No Voting Trustee, as shareholder, Voting Trustee or otherwise, shall be liable for any error of judgment or mistake of law or other mistake, or for any act or omission of any agent or attorney, or for any misconstruction of this Agreement or for any action of any sort taken or omitted thereunder or believed by him to be in accordance with the provisions and intents hereof or otherwise, or for anything save only his own individual willful misconduct. The Voting Trustee shall serve as such without compensation.

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      14.   Notice: Any notice to be given to the holders of Voting Trust
Certificates hereunder shall be sufficiently given if mailed to such of the registered holders of Voting Trust Certificates as shall have furnished their addresses to the Voting Trustee, and at such addresses.

      15. Extension of Term: The term of this Voting Trust Agreement may be extended for additional periods of not more than ten (10) years each, by the holders of Voting Trust Certificates representing a majority of the Common Shares held hereunder, either by a writing signed by such holders, or at a meeting called for the purpose by any holder of a Voting Trust Certificate upon like notice as is required for a special meeting of the shareholders of the Company.

      16. Separability Clause: The invalidity or unenforceability of any term or provision of this Agreement or of the Voting Trust Certificates shall in no way Impair or affect the balance thereof, which shall remain in full force and effect.

      17. Execution: This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

      18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of laws principles thereof.

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      IN WITNESS WHEREOF, the Voting Trustee and the Shareholders have executed and delivered this Agreement on the day and year first above written.

                                        /s/ Alfonso D. Zubizarreta
                                        ----------------------------------------
                                        Alfonso D. Zubizarreta

                                                ("Voting Trustee")

                                        /s/ Miguel A. Zubizarreta
                                        ----------------------------------------
                                        Miguel A. Zubizarreta

                                        /s/ Denise Zubizarreta
                                        ----------------------------------------
                                        Denise Zubizarreta

                                                ("Shareholders")

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